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          Immediate
          Thomas G. Granneman
          314/877-7730

                            RALCORP HOLDINGS REPORTS
                        FIRST QUARTER FISCAL 2002 RESULTS

ST. LOUIS, MO, JANUARY 31, 2002 Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended December 31, 2001 up 13% to $325.1 million compared to $287.4 million for the three months ended December 31, 2000. Net earnings for the first quarter were $12.8 million compared to $8.7 million for the same quarter last year, an improvement of 47%. Diluted earnings per share were $.42 compared to $.29 for last year's first quarter.

The following items should be considered when comparing the first quarter results of fiscal 2002 and 2001:

* Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 million as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses. The net amount was $4.2 million ($2.7 million after taxes), or $.09 per diluted share.

* On January 31, 2001, Ralcorp completed the purchase of the wet products portion of The Torbitt & Castleman Company, LLC, with $80 million in annual sales.

* On October 1, 2001, the Company adopted FAS 142, "Goodwill and Other Intangible Assets," which stops the amortization of goodwill and requires a goodwill impairment test at least annually. In the first quarter of fiscal 2001, Ralcorp's goodwill amortization expense was $1.7 million ($1.4 million after taxes), or $.05 per diluted share. The Company is in the process of conducting the first step of its transitional goodwill impairment test. This test, which will indicate whether or not a potential impairment exists, will be completed by the end of the second fiscal quarter.

NET SALES BY SEGMENT                    Three Months Ended
(in millions)                              December 31,
-------------------------------------    ----------------
                                           2001     2000
                                         -------  -------
Ralston Foods                            $  80.2  $  76.2
Bremner                                     70.8     66.0
                                         -------  -------
  CEREALS, CRACKERS & COOKIES              151.0    142.2
  DRESSINGS, SYRUPS, JELLIES & SAUCES      112.4     84.8
  SNACK NUTS & CANDY                        61.7     60.4
                                         -------  -------
    Total Net Sales                      $ 325.1  $ 287.4
                                         =======  =======

PROFIT BY SEGMENT                       Three Months Ended
(in millions)                              December 31,
-------------------------------------    ----------------
                                           2001     2000
                                         -------  -------
  CEREALS, CRACKERS & COOKIES            $  19.0  $  16.2
  DRESSINGS, SYRUPS, JELLIES & SAUCES        3.4       .3
  SNACK NUTS & CANDY                         7.8      5.6
                                         -------  -------
    Total Segment Profit                 $  30.2  $  22.1
                                         =======  =======


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CEREALS,  CRACKERS  &  COOKIES
------------------------------
First quarter net sales for the Cereals, Crackers & Cookies segment were up $8.8 million (6 percent) from last year, with the Ralston Foods cereal division and the Bremner cracker and cookie division reporting increases of $4.0 million and $4.8 million, respectively. Ralston Foods' ready-to-eat and hot cereal volume each improved 4 percent, outperforming overall category trends, through incremental sales to continuing customers driven by several recent product introductions and additional distribution of established items. In addition, net sales in the cereal division benefited from a favorable product mix. Bremner's cookie volumes for the quarter were 33 percent higher than last year's first quarter, boosted by sales to new customers. Cracker volumes were off 6 percent, primarily because of lower demand for saltines.

The segment's first quarter profit improved $2.8 million (17 percent) as a result of the increased sales and a favorable product mix. In addition, last year's first quarter profit was reduced by $.6 million of goodwill amortization expense.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------
Net sales of the Company's Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, increased by $27.6 million, or nearly a third of last year's first quarter sales. As noted previously, this year's results include sales from The Torbitt & Castleman Company, LLC, acquired January 31, 2001. The addition of new customers and increased business with major continuing customers also contributed to the significant sales growth.

The segment's first quarter profit also increased significantly from the prior year, improving from $.3 million to $3.4 million. While Torbitt & Castleman contributed to profit in the current year, more than half of the improvement was the result of the continuing cost reduction efforts begun during fiscal 2001, including two plant closures. In addition, last year's first quarter profit was reduced by $.5 million of goodwill amortization expense.

SNACK  NUTS  &  CANDY
---------------------
First quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, increased 2 percent from last year. The $1.3 million improvement in net sales is attributable to additional snack nut sales to customers acquired during the past year, partially offset by lower candy sales. The relative decline in candy sales was due to the timing of orders from a major customer.

First quarter segment profit increased $2.2 million from the corresponding period last year. This improvement was due primarily to favorable raw material costs, which have continued to fall throughout the past year. In addition, last year's first quarter profit was reduced by $.6 million of goodwill amortization expense.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
Interest expense was $1.9 million for the three months ended December 31, 2001, compared to $4.6 million in the first quarter of the prior year. One cause of this decrease was lower interest rates. For the first quarter of fiscal 2002, the weighted average interest rate on the Company's debt, practically all of which incurs interest at variable rates, was less than half of last year's first quarter average. Another reason for the decreased interest expense was lower debt levels in the current year. Despite additional borrowings to fund the Torbitt & Castleman acquisition in January 2001, Ralcorp reduced its outstanding debt from $234.6 million at December 31, 2000 to $204.0 million at December 31, 2001 with $61.0 million of proceeds from the sale of its trade accounts receivable and with operating cash flows. On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an


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ongoing  basis.  Discounts  related to this agreement totaled $.4 million in the first quarter of fiscal 2002 and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Food Business EBITDA (earnings before interest, income taxes, depreciation and amortization, excluding equity earnings from its Vail investment, plant closure and relocation costs, and the net merger termination fee) was $34.9 million for the quarter ended December 31, 2001. This represents a 20 percent improvement over the Food Business EBITDA in the prior year's first quarter of $29.0 million.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarter. For the first quarter ended December 31, 2001, this investment resulted in a non-cash pre-tax loss of $4.8 million ($3.1 million after taxes), compared to a $4.1 million loss ($2.7 million after taxes) for last year's first quarter.

ADDITIONAL  INFORMATION
-----------------------
See the attached schedule and notes for additional information on the first quarter results for both years.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jam and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###



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
                         RALCORP HOLDINGS, INC.
                   CONSOLIDATED STATEMENT OF EARNINGS
                  (in millions except per share data)

                                                  Three Months Ended
                                                      December 31,
                                                 --------------------
                                                   2001       2000
                                                 ---------  ---------
Net Sales                                        $  325.1   $  287.4
                                                 ---------  ---------

Costs and Expenses
  Cost of products sold                             259.2      232.4
  Selling, general and administrative                39.2       35.8
  Interest expense, net                               1.9        4.6
  Plant closure and relocation costs                    -         .5
  Merger termination fee, net
    of related expenses                                 -       (4.2)
                                                 ---------  ---------
    Total Costs and Expenses                        300.3      269.1
                                                 ---------  ---------
Earnings before Income Taxes
  and Equity Earnings                                24.8       18.3
Income Taxes                                          8.9        6.9
                                                 ---------  ---------

Earnings before Equity Earnings                      15.9       11.4
Equity in Earnings of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes               (3.1)      (2.7)
                                                 ---------  ---------
Net Earnings                                     $   12.8   $    8.7
                                                 =========  =========

Earnings per Share
    Basic                                        $    .43   $    .29
    Diluted                                      $    .42   $    .29

Weighted Average Shares Outstanding
    Basic                                            29.9       29.9
    Diluted                                          30.2       30.0

Notes:

1. During the fourth quarter of fiscal 2001, the Company implemented accounting reclassifications as a result of EITF 00-10, 00-14, and 00-25. These reclassifications had no impact on net earnings or earnings per share but did affect reported net sales, costs of products sold, and selling, general and administrative expenses. Both periods presented reflect these reclassifications.

2. Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses.




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